Exhibit 99.1

Aerohive Networks Announces Change in Sales Leadership

SUNNYVALE, CA — February 25, 2015 — Aerohive Networks® (NYSE: HIVE), a leader in controller-less Wi-Fi and cloud-managed mobile networking for the enterprise market, today announced that Dean Hickman-Smith, Senior Vice President of Worldwide Field Operations, will be leaving Aerohive to pursue other opportunities.

“I’d like to thank Dean for his many contributions to our business. Under his sales leadership Aerohive more than doubled annual revenues and tripled its customer base,” said David Flynn, President and Chief Executive Officer. “As we continue our focus on sales execution and growing our business we look forward to welcoming a new sales executive to our dynamic organization.”

David Flynn will lead field operations on an interim basis while the company completes its search for a new sales executive. Hickman-Smith will serve as an advisor to the company to assist with this transition.

About Aerohive Networks

Aerohive (NYSE: HIVE) unleashes the power of enterprise mobility. Aerohive’s technology enables organizations of all sizes to use mobility to increase productivity, engage customers, and grow their business. Deployed in over 19,000 enterprises worldwide, Aerohive’s proprietary mobility platform takes advantage of the cloud and a distributed architecture to deliver unified, intelligent, simplified and cost-effective networks. Aerohive was founded in 2006 and is headquartered in Sunnyvale, Calif. For more information, please visit www.aerohive.com, call us at 408-510-6100, follow us on Twitter @Aerohive, subscribe to our blog, join our community or become a fan on our Facebook page.

“Aerohive” is a registered trademark of Aerohive Networks, Inc. All product and company names used herein are trademarks or registered trademarks of their respective owners. All rights reserved.

Investor Relations Contact:

The Blueshirt Group

Suzanne Schmidt or Melanie Solomon

(408) 769-6720

ir@aerohive.com

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